Exhibit 16.1       Letter

January 6, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated January 6, 2009 of Freestone Resources, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

/s/ Malone & Bailey, PC
Malone & Bailey, PC

Houston, Texas
www.malone-bailey.com